Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-181189 of SXC Health Solutions Corp. of our report dated May 31, 2011, relating to the financial statements of Walgreens Health Initiatives, Inc. (WHI) as of and for the years ended August 31, 2010 and 2009, appearing in Catalyst Health Solutions, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 19, 2011. This report expresses an unqualified opinion on WHI’s 2010 and 2009 financial statements and includes an explanatory paragraph referring to the preparation of the financial statements from the separate records maintained by Walgreen Co., which may not necessarily be indicative of the conditions that would have existed or the results of operations if WHI had been operated as an unaffiliated company. We also consent to the reference to us under the heading “Experts” included in the joint proxy statement of SXC Health Solutions Corp. and Catalyst Health Solutions, Inc. and related prospectus of SXC Health Solutions Corp. that form a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, IL

May 29, 2012